EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm



We consent to the use of our report dated March 27, 2004 on the financial statements of Xstream Beverage Group, Inc., now known as Xstream Beverage Network, Inc., for the year ended December 31, 2003 included herein in the Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004 of Xstream Beverage Network, Inc.



SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 7, 2005